Exhibit 99.1

Kochav Defense Acquisition Corp. Announces Pricing of $220,000,000 Initial Public Offering

New York, NY, May 27, 2025 (GLOBE NEWSWIRE) -- Kochav Defense Acquisition Corp. (NASDAQ: KCHVU) (the “Company”) today announced the pricing of its initial public offering of 22,000,000 units at a price of $10.00 per unit. The Company’s units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “KCHVU” beginning May 28, 2025. Each unit to be issued in the offering consists of one Class A ordinary share of the Company and one right to receive one seventh (1/7) of a Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “KCHV” and “KCHVR,” respectively. The closing of the offering is expected to close on May 29, 2025, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographical location, it intends to focus on the defense and aerospace industries. The Company’s management team is led by Menny Shalom, its Chief Executive Officer and a director, and Asaf Yarkoni, its Chief Financial Officer. Doron Dovrat, Yair Ramati and Gill Zaphrir are independent directors.

SPAC Advisory Partners LLC, a division of Kingswood Capital Partners, LLC, acted as the sole book-running manager for the offering. Ellenoff Grossman & Schole LLP, and Appleby (Cayman) Ltd., served as legal counsel to the Company, and Loeb & Loeb LLP served as legal counsel to the underwriters. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,300,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on May 27, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, by contacting Kingswood Capital Partners, LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, or by calling 212-487-1080 or emailing Syndicate@kingswoodUS.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Kochav Defense Acquisition Corp.

Menny Shalom

ms@kochav.co